Exhibit 16.1

November 11, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We hereby submit this letter to indicate that we agree with the statements made by the registrant in regard to item 304a of Reg S-K contained in this registration statement S-1 under the section captioned, “Experts” related to our firm.   We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,

/s/ KABANI & COMPANY, INC.

Kabani & Company, Inc.
Certified Public Accountants
Las Angeles, California